Exhibit 10.13

COMPENSATION AGREEMENT

This COMPENSATION AGREEMENT (this “Agreement”) is entered into as of September 8, 2025 (the “Effective Date”), by and between Eightco Holdings Inc., a Delaware corporation (the “Company”), and Brett Vroman (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer for a fixed term and to provide compensation and benefits as set forth herein; and

WHEREAS, Executive desires to accept such employment and compensation, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	POSITION AND DUTIES

1.1 Position. Executive shall serve as the Chief Financial Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”). Executive shall have such duties, authority, and responsibilities as are customary for the position of Chief Financial Officer and as may be assigned by the Board from time to time.

1.2 Best Efforts. Executive agrees to devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties hereunder and to the business and affairs of the Company.

2.	TERM OF EMPLOYMENT

2.1 Term. The term of Executive’s employment under this Agreement shall commence on September 8, 2025 (the “Start Date”) and shall continue for a period of one (1) year thereafter, unless earlier terminated in accordance with Section 5 of this Agreement (the “Term”).

3.	COMPENSATION

3.1 Base Salary. During the Term, the Company shall pay Executive a base salary at the annualized rate of Three Hundred Fifty Thousand Dollars ($350,000), payable in accordance with the Company’s regular payroll practices and subject to applicable tax withholdings (“Base Salary”).

3.2 Bonus Compensation.

(a) Bonus Amount. Executive shall be eligible to receive a one-time bonus equal to 175% of the Base Salary (i.e., $612,500) (the “Bonus”), payable in cash.

(b) Bonus Conditions. The Bonus shall be payable to Executive within thirty (30) days following the twelve (12) month anniversary of the Start Date, provided that all of the following conditions are satisfied as of such date:

(i) The Company has met the schedule and milestones outlined in the Letter of Intent dated August 26, 2025 for the PIPE transaction, as incorporated into the definitive agreements executed in connection therewith;

(ii) The Company has timely filed all required reports and documents with the Securities and Exchange Commission and any applicable stock exchange during the Term;

(iii) The Company’s annual audit for the fiscal year ending during the Term has been completed and resulted in a clean (unqualified) audit opinion, with no material weaknesses or significant deficiencies reported.

(c) Forfeiture. If any of the conditions set forth in Section 3.2(b) are not satisfied, the Bonus shall not be payable.

4.	BENEFITS AND EXPENSES

4.1 Benefits. During the Term, Executive shall be eligible to participate in the Company’s employee benefit plans and programs, as in effect from time to time, on the same basis as other senior executives of the Company, subject to the terms and conditions of such plans and programs, which benefits may include, without limitation, vacation time and directors’ and officers’ liability insurance coverage.

4.2 Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policies.

5.	TERMINATION

5.1 Termination by the Company for Cause. The Company may terminate Executive’s employment at any time for Cause (as defined below), effective upon written notice to Executive. In the event of termination for Cause, Executive shall be entitled only to accrued but unpaid Base Salary and reimbursable expenses through the date of termination.

5.2 Termination by the Company Without Cause or by Executive for Good Reason. In the event that the Executive’s employment is terminated during the Term either by the Company without Cause, or by Executive with Good Reason (as defined below) and thirty (30) days prior written notice, Executive shall be entitled to (i) accrued but unpaid Base Salary and reimbursable expenses through the date of termination; (ii) the pro rata portion of Base Salary from the date of termination through the remainder of the Term; (iii) an additional six months of Base Salary and benefits as in effect at the time of termination; (iv) immediate and full vesting of any outstanding equity securities of the Company held by Executive; and (v) the full amount of the Bonus applicable to the Term.

5.3 Termination by Death. Executive’s employment shall terminate automatically upon Executive’s death. In such event, Executive’s estate shall be entitled to accrued but unpaid Base Salary and reimbursable expenses through the date of termination, plus an additional six months of Base Salary and dependent benefits in effect at such time and six months.

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5.4 Termination by Disability. The Company may terminate Executive’s employment upon Executive’s Disability (as defined below), effective upon written notice to Executive. In such event, Executive shall be entitled to accrued but unpaid Base Salary and reimbursable expenses through the date of termination, plus an additional six months of Base Salary and benefits in effect at such time.

5.5 Termination upon Change of Control. In the event of a Change of Control (as defined below), if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months following such Change of Control, Executive shall be entitled to the payments and benefits set forth in Section 5.2, provided that such termination occurs during the Term.

5.6 Termination by Executive Without Good Reason. Executive may terminate employment without Good Reason upon thirty (30) days’ written notice. In such event, Executive shall be entitled only to accrued but unpaid Base Salary and reimbursable expenses through the date of termination.

5.7 Definitions.

(a) “Cause” means (i) Executive’s willful misconduct or gross negligence in the performance of Executive’s duties; (ii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude; (iii) Executive’s material breach of this Agreement or any material written policy of the Company; or (iv) Executive’s fraud, embezzlement, or material dishonesty with respect to the Company.

(b) “Good Reason” means (i) a material reduction in Executive’s Base Salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; or (iii) a material breach by the Company of this Agreement, provided that Executive gives written notice to the Company within thirty (30) days of the occurrence of the event and the Company fails to cure such event within thirty (30) days after receipt of such notice.

(c) “Disability” means Executive’s inability to perform the essential functions of Executive’s position with the Company, with or without reasonable accommodation, for a period of ninety (90) consecutive days or for one hundred twenty (120) days during any twelve (12)-month period.

(d) “Change of Control” means (i) any consolidation or merger of the Company with or into any other corporation or other entity in which the shareholders of the Company immediately prior to such consolidation or merger own less than 50% of the voting power of the surviving entity immediately after such consolidation or merger; (ii) the sale, transfer, or other disposition of substantially all of the assets of the Company; or (iii) any transaction or series of transactions in which any person or group acquires beneficial ownership of 50% or more of the voting power of the Company’s outstanding capital stock.

6.	CONFIDENTIALITY AND RESTRICTIVE COVENANTS

6.1 Confidentiality. Executive agrees to maintain the confidentiality of all confidential and proprietary information of the Company and its affiliates, both during and after the Term, in accordance with the Company’s standard confidentiality policies.

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6.2 Return of Property. Upon termination of employment, Executive shall promptly return all Company property, documents, and materials in Executive’s possession.

7.	MISCELLANEOUS

7.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and representations, whether written or oral.

7.2 Amendment. This Agreement may be amended only by a written instrument signed by both parties.

7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

7.4 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

7.5 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Company may assign this Agreement to any successor in interest.

7.6 Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or sent by email with confirmation of receipt, to the addresses set forth below or such other address as either party may specify in writing.

7.7 Section 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). Notwithstanding anything in this Agreement to the contrary, payments may only be made upon an event and in a manner permitted by Section 409A. Any payments or benefits that are subject to Section 409A and are payable upon Executive’s termination of employment will be paid only if such termination of employment constitutes a “separation from service” within the meaning of Section 409A. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (b) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (c) the right to reimbursement is not subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the parties hereto have executed this Compensation Agreement as of the Effective Date.

EIGHTCO HOLDINGS INC.

By:	/s/ Kevin O’Donnell
Name:	Kevin O’Donnell
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Brett Vroman
Name:	Brett Vroman

[Signature Page to Compensation Agreement]